400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99.1

News Release

Rockwell Collins’ fiscal year 2008 earnings per share increase 21% to $4.16 on 8% revenue growth to $4.77 billion

CEDAR RAPIDS, Iowa (Nov. 3, 2008) - Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2008 of $678 million, an increase of $93 million, or 16% over fiscal year 2007 net income of $585 million. Earnings per share improved 21% to $4.16 compared to earnings per share of $3.45 a year ago. Earnings per share growth exceeded the growth rate in net income due to the favorable effect of the company’s share repurchase program.

Fiscal year 2008 revenues increased $354 million, or 8%, to $4.77 billion compared to revenues of $4.42 billion last year. Cash provided by operating activities for fiscal year 2008 totaled $620 million compared to $607 million of cash provided by operating activities last year.

For the fiscal year 2008 fourth quarter, net income increased $26 million, or 17%, to $182 million from $156 million last year. Earnings per share improved 20 cents, or 22%, to $1.13 compared to earnings per share of 93 cents for the same period a year ago. Included in fourth quarter 2008 net income was a reduction in the company’s effective tax rate related to the renewal of the Federal Research & Development tax credit signed into law on the last day of the company’s fiscal year. This credit, net of related incentive compensation cost, increased earnings per share by about 8 cents. Revenues in the quarter increased $51 million, or 4%, to $1.28 billion from revenues of $1.23 billion last year.

“Despite the impact of strikes at Hawker Beechcraft and Boeing, we were able to post continued growth in revenues and earnings across the entire business,” said Chairman, President and Chief Executive Officer Clay Jones. “Fiscal year 2008 was our fourth consecutive year of growth in earnings per share in excess of 20%. Even with moderating revenue growth our efficient operating structure enabled both businesses to expand segment operating margins. This was achieved while also increasing our investment on research and development initiatives aimed at fueling future growth opportunities.”

Following is a discussion of fiscal year 2008 fourth quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved fourth quarter sales of $641 million, an increase of $36 million, or 6%, compared to sales of $605 million reported for the same period last year.

Sales to airlines and aircraft OEMs related to new aircraft production increased $33 million, or 11%, to $333 million, due to market share gains and increased demand for new aircraft despite the estimated impact of approximately $25 million from the strikes at Boeing and Hawker Beechcraft. Commercial Systems aftermarket revenues increased $28 million, or 12%, to $265 million due to higher modification programs and service revenues and increased sales of visual systems equipment in the simulation business. Wide body in-flight entertainment products and systems sales declined $25 million, or 37%, to $43 million due to the company’s decision in 2005 to cease investing in those products.

Commercial Systems’ fourth quarter operating earnings increased $14 million to $144 million, generating an operating margin of 22.5%, compared to operating earnings of $130 million, or an operating margin of 21.5%, for the same period a year ago. The increase in operating earnings and operating margin was primarily due to the positive impact of higher sales, lower employee incentive compensation costs and productivity improvements.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved fourth quarter sales of $636 million, an increase of $15 million, or 2%, compared to the $621 million reported for the same period last year. Incremental acquisition related revenues contributed $7 million of the increase.

Airborne solutions sales increased $2 million to $459 million primarily due to higher military simulation and Common Range Integrated Instrumentation System (CRIIS) program revenues, partially offset by lower sales on international C-130 programs. Surface solutions sales increased $13 million, or 8%, to $177 million primarily due to higher Defense Advanced GPS Receiver (DAGR) program and Ground-Based GPS Receiver Application Module (GB-GRAM) sales, partially offset by lower legacy Link 16 product sales.

Government Systems’ fourth quarter operating earnings increased $4 million to $125 million, resulting in an operating margin of 19.7%, compared to operating earnings of $121 million, or an operating margin of 19.5%, for the same period last year. The increase in operating earnings and operating margin was principally due to higher sales volume and lower employee incentive compensation costs.

Financial Highlights

Based on the strength of its balance sheet and operating cash flow, during fiscal year 2008 the company continued executing on a capital deployment strategy targeted at enhancing shareowner value.

▪
Athena Technologies, a privately-held engineering and products company that provides flight control systems for applications on commercial aircraft, unmanned aerial vehicles (UAVs), target drones and missiles, was acquired in a cash transaction approximating $107 million. Founded in 1989, Athena’s focus is the development of cutting-edge autonomous control capabilities for application across various vehicle platforms.

▪	Dividends paid to shareowners in 2008 totaled $129 million. Effective with the June 2, 2008 dividend the company increased quarterly dividends by 8 cents per share, or 50%, to 24 cents per share.

▪
The company deployed $576 million to repurchase 9 million shares of its common stock during the 2008 fiscal year. As of the fiscal year end the company had $165 million of authorized share repurchases remaining.

Fiscal Year 2009 Outlook

Commenting on the company’s ability to manage through the current global economic crisis, Mr. Jones said, “The balance between our Commercial Systems and Government Systems businesses gives us a diverse set of markets, customers and products which helps minimize exposure to weakness in any one area and provides multiple opportunities for growth. With a shared services business structure that emphasizes Lean operating principles, we have great insight to our costs and the ability to effectively manage our resources across varying market conditions. Entering 2009, we are in a strong financial position with a healthy balance sheet and high credit ratings that facilitate access to credit markets despite their recent turbulence. Our credit and cash flow profile provide us the ability to continue funding a comprehensive research and development program, to pursue strategic acquisition opportunities, and to return excess funds to investors through dividends and share repurchases. As a result of these items and our long standing operating strategies, we believe Rockwell Collins is positioned to grow and perform well in these challenging market environments.”

Regarding updates to the fiscal year 2009 outlook, Mr. Jones said, “Clearly, conditions have changed since we announced our fiscal year 2009 financial guidance on September 10th. The Boeing strike lasted longer and global economic activity has slowed more than we had planned. As a result, our current assessment suggests we are likely to see no growth in airline passenger traffic and a lower number of commercial OEM deliveries than previously projected. Although we expect to see an impact from the cancellation or deferral of some key defense programs such as the KC-X tanker, and the ARH and CSAR-X helicopter programs, we still believe our Government Systems business will deliver solid growth this year. Therefore, we are adjusting our fiscal year 2009 sales expectations to reflect these changes. However, we are also taking aggressive cost reduction actions that will enable us to maintain previously forecasted total segment operating margins.”

The following table is a complete summary of the company’s fiscal year 2009 financial guidance, which is updated from the guidance provided on September 10, 2008:

▪ Total sales	$4.9 bil. to $4.95 bil.
- Updated from	$5.05 bil. to $5.1 bil.

▪ Segment sales growth
- Commercial Systems	approx. flat
- Government Systems	approx. 6%

▪ Total segment operating margins	22.5% to 23.0%

▪ Earnings per share(1)(2)	$4.25 to $4.45
- Updated from	$4.35 to $4.55

▪ Cash provided by operating activities(3)	$725 mil. to $775 mil.

▪ Research & development costs	$925 mil. to $975 mil.
- Updated from	$950 mil. to $1 bil.

▪ Capital expenditures	about $170 mil.

(1)	Based on an expected effective income tax rate in the range of 31.5% to 32.5%.
(2)
The company’s defined benefit retirement plan income is expected to not materially change due to the increase in the discount rate used to measure pension liabilities more than offsetting the impact of losses in pension assets.

(3)	The projected cash provided by operating activities range includes a planned discretionary qualified defined benefit pension plan contribution of $75 million.

Fourth Quarter Business Highlights

Xiamen Airlines selected Rockwell Collins avionics for Boeing aircraft. Xiamen Airlines selected a suite of Rockwell Collins avionics for 12 Boeing 737NG aircraft, with an option for an additional 25 aircraft. Delivery begins in 2009 and continues through 2013.

Bombardier selected Rockwell Collins Pro Line Fusion™ for CSeries. Rockwell Collins' Pro Line Fusion™ integrated avionics were selected for Bombardier's CSeries family of new generation commercial aircraft. Entry into service is scheduled for 2013.

Rockwell Collins' information management, navigation capabilities selected for Airbus A350 XWB. Airbus selected Rockwell Collins to provide information management and navigation capabilities for the A350 XWB aircraft. This award comes in addition to Rockwell Collins' fully integrated Communication Global Work package, the Avionics Data Network, Landing Guidance Systems and the Trimmable Horizontal Stabilizer Actuator (THSA) for the A350 XWB. Rockwell Collins expects the potential value of the entire program to be $2.5 billion.

VSI awarded contract from Boeing to provide the Joint Helmet Mounted Cueing System for the F-15E. Vision Systems International, LLC (VSI), a joint venture between Rockwell Collins and Elbit Systems Ltd., was awarded an initial contract valued at more than $17 million from Boeing for the Joint Helmet Mounted Cueing System (JHMCS) in 145 F-15E Strike Eagles. The contract includes dual-seat capable JHMCS hardware and pilot equipment to include helmets and visors. Initial deliveries have already commenced and will continue through mid-2009.

easyJet debuted Rockwell Collins dPAVES™ IFE system. easyJet recently debuted the first aircraft equipped with Rockwell Collins' new dPAVES™ in-flight entertainment (IFE) system. The system, which entered into service on an Airbus A321 aircraft, will be installed on up to 13 additional easyJet aircraft.

Oman Air selected Rockwell Collins Tailwind multi-region TV system. Oman Air selected Rockwell Collins' Tailwind 560 in-flight TV system for a fleet of seven Airbus A330s with delivery starting July 2009. The Tailwind 560 is the only proven and certified multi-region Direct Broadcast Satellite (DBS) airborne TV system available for the air transport market.

Rockwell Collins selected to provide E-2D Integrated Training System. Rockwell Collins was selected by the U.S. Navy to provide the E-2D Advanced Hawkeye Integrated Training System for Aircrew (HITS-A). The initial contract award is $68 million, with a total target price of $164 million.

Rockwell Collins to provide EFB Class 2 hardware for A320 family. Airbus selected Rockwell Collins to provide side displays and docking stations for the new Class 2 electronic flight bag (EFB) on its A320 family of aircraft for both production and aftermarket applications. The system helps improve operational efficiency by electronically connecting airline and pilot operations.

Data Link Solutions received $32 Million Naval Information Distribution contract. Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, will provide Multifunctional Information Distribution System (MIDS)-on-ship systems to the U.S. Navy and international naval forces under a $32 million Navy contract. The systems will equip command-and-control platforms with time-critical targeting and Blue Force Tracking - a system of software and computers that links satellites, sensors, communications devices, vehicles, aircraft, and weapons in a digital network.

Air Arabia selected Rockwell Collins to supply avionics for 59 aircraft. Air Arabia selected Rockwell Collins to provide a comprehensive package of communication, navigation and surveillance avionics for 59 new Airbus A320 family aircraft. Deliveries of these aircraft are scheduled from 2009 through 2013.

Norwegian Air Shuttle selected Rockwell Collins avionics for Boeing fleet. Norwegian Air Shuttle ASA selected Rockwell Collins to provide avionics for 42 Boeing 737NG aircraft with an option for an additional 42 aircraft. Deliveries are scheduled to begin in 2009.

Raytheon and Rockwell Collins selected for Joint Precision Approach and Landing System (JPALS). Rockwell Collins, as a member of the Raytheon, Rockwell Collins, Northrop Grumman and SAIC team, has been selected by the U.S. Navy to execute the Joint Precision Approach and Landing System (JPALS) Increment 1 program. The program value for Rockwell Collins is $94 million.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on November 3, 2008. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 5, 2008.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including further or continued deterioration in the currently volatile economic and financial market conditions; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; additional adverse impact of oil prices on the commercial aerospace industry; the impact of the global war on terrorism on U.S. government military procurement expenditures and budgets; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our suppliers and subcontractors; risks inherent in development and fixed price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control regulations; risk of asset impairments and government claims related to our pension plan freeze; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:

Pam Tvrdy	Dan Swenson
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2008	2007	2008	2007

Sales
Commercial Systems	$641	$605	$2,403	$2,184
Government Systems	636	621	2,366	2,231
Total sales	$1,277	$1,226	$4,769	$4,415

Segment operating earnings
Commercial Systems	$144	$130	$560	$485
Government Systems	125	121	486	441
Total segment operating earnings	269	251	1,046	926

Interest expense	(6)	(3)	(21)	(13)
Stock-based compensation	(4)	(4)	(19)	(17)
General corporate, net	(18)	(16)	(53)	(58)
Restructuring (charge) adjustment (1)	-	1	-	5
Income before income taxes	241	229	953	843

Income tax provision (2)(3)	(59)	(73)	(275)	(258)
Net income	$182	$156	$678	$585

Diluted earnings per share	$1.13	$0.93	$4.16	$3.45

Weighted average diluted shares outstanding	160.6	168.7	162.9	169.7

The company operates on a 52/53 week fiscal year ending on the Friday closest to September 30. For ease of presentation September 30 is utilized to represent the fiscal year end date. 2008 was a 53 week fiscal year and the fourth quarter of 2008 was a 14 week quarter. 2007 was a 52 week fiscal year and the fourth quarter of 2007 was a 13 week quarter.

(1) Represents adjustments principally due to incurring lower than anticipated employee separation costs related to restructuring charges taken in fiscal year 2006 to implement certain business realignment and facility rationalization actions.

(2) The company’s effective income tax rate for the fourth quarter of fiscal year 2008 was 24.5% compared to 31.9% for the fourth quarter of fiscal year 2007. The lower effective income tax rate in the current year fourth quarter was primarily due to the recognition of approximately an 8 percentage point tax benefit related to the renewal of the Federal Research and Development Tax Credits (R&D Tax Credits) which were realized retroactive to January 1, 2008 as a result of legislation signed into law during the company’s fourth quarter.

(3) The company’s effective income tax rate for the fiscal year 2008 was 28.9% compared to 30.6% for the same period a year ago. The effective income tax rate for the fiscal year 2008 includes a benefit related to the favorable resolution of certain tax matters and an increase for the phase in of the Domestic Manufacturing Deduction tax benefit, offset by higher pre-tax earnings. The effective income tax rate for the fiscal year 2007 includes a benefit related to the retroactive recognition of Federal Research and Development Tax Credits attributable to the period from January 1, 2006 to September 30, 2006 as legislation was enacted during the first quarter of fiscal year 2007 that extended the availability of Federal Research and Development Tax Credits from January 1, 2006 through December 31, 2007.

The following tables summarize total sales by product category and Commercial Systems’ sales by type of product or service for the three months and years ended September 30, 2008 and 2007 (unaudited, in millions):

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2008	2007	2008	2007

Government Systems’ sales by product category:
Airborne solutions	$459	$457	$1,662	$1,605
Surface solutions	177	164	704	626
Total	$636	$621	$2,366	$2,231

Commercial Systems’ sales by product category:
Wide-body in-flight entertainment products	$43	$68	$142	$168
All other air transport aviation electronics	287	278	1,115	1,007
Total air transport aviation electronics	330	346	1,257	1,175
Business and regional aviation electronics	311	259	1,146	1,009
Total	$641	$605	$2,403	$2,184

Commercial Systems’ sales by type of product or service:
Original equipment	$333	$300	$1,269	$1,063
Aftermarket	265	237	992	953
Wide-body in-flight entertainment products	43	68	142	168
Total Commercial Systems sales	$641	$605	$2,403	$2,184

Wide-body in-flight entertainment (Wide-body IFE) products relate to sales of twin-aisle IFE products and systems to customers in the air transport aviation electronics market. All other air transport aviation electronics relate to all other air transport sales, including service and support sales for installed Wide-body IFE products. The company has separated out its Wide-body IFE products sales to reflect the company’s decision in 2005 to shift research and development resources away from these products. All periods have been presented consistent with the above description of air transport aviation electronics revenues.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Sept. 30,	Sept. 30,
	2008	2007
Assets
Cash and cash equivalents	$175	$231
Receivables	950	883
Inventories	970	823
Current deferred income taxes	139	176
Other current assets	104	56
Total current assets	2,338	2,169

Property	680	607
Goodwill and intangible assets	807	691
Prepaid pension asset	-	88
Other assets	319	195
Total assets	$4,144	$3,750

Liabilities and shareowners’ equity
Short term debt	$287	$-
Accounts payable	419	395
Compensation and benefits	295	305
Advance payments from customers	308	304
Product warranty costs	226	213
Income taxes payable	2	29
Other current liabilities	203	213
Total current liabilities	1,740	1,459

Long-term debt	228	223
Retirement benefits	600	359
Other liabilities	168	136

Shareowners' equity	1,408	1,573
Total liabilities and shareowners’ equity	$4,144	$3,750

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Years Ended
	Sept. 30
	2008	2007
Operating Activities:

Net income	$678	$585
Adjustments to arrive at cash provided by operating activities:
Restructuring charge (adjustment)	-	(5)
Depreciation	106	96
Amortization of intangible assets	23	22
Stock-based compensation	19	17
Compensation and benefits paid in common stock	65	58
Tax benefit from the exercise of stock options	8	34
Excess tax benefit from stock-based compensation	(8)	(33)
Deferred income taxes	73	43
Pension plan contributions	(14)	(90)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(68)	(126)
Inventories	(176)	(128)
Accounts payable	26	55
Advance payments from customers	4	61
Compensation and benefits	(10)	41
Income taxes	(67)	(23)
Other assets and liabilities	(39)	-
Cash Provided by Operating Activities	620	607

Investing Activities:
Property additions	(171)	(125)
Acquisition of businesses, net of cash acquired	(105)	(32)
Acquisition of intangible assets	(8)	(8)
Proceeds from settlement of discontinued license agreement	-	14
Other investing activities	(1)	(2)
Proceeds from disposition of property	1	-
Cash Used for Investing Activities	(284)	(153)

Financing Activities:
Purchases of treasury stock	(576)	(333)
Cash dividends	(129)	(107)
Increase in short-term borrowings	287	-
Payments on long-term debt	-	(27)
Proceeds from exercise of stock options	17	61
Excess tax benefit from stock-based compensation	8	33
Cash Used for Financing Activities	(393)	(373)

Effect of exchange rate changes on cash and cash equivalents	1	6

Net Change in Cash and Cash Equivalents	(56)	87
Cash and Cash Equivalents at Beginning of Period	231	144
Cash and Cash Equivalents at End of Period	$175	$231

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